WidePoint Corporation

First Quarter 2013 Earnings Conference Call

May 15, 2013

Operator:                                       Good day, ladies and gentlemen. Thank you for standing by. Welcome to the WidePoint Corporation First Quarter 2013 Earnings Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one on your touch-tone phone. Please press star, zero for Operator assistance at any time. For participants using speaker equipment, it may be necessary to pick up your handset before making your selection. This conference is being recorded today, Wednesday, May 15th, 2013.

I would now like to turn the conference over to Mr. David Fore of Hayden Investor Relations. Please go ahead, sir.

David Fore:                                     Thank you, Operator.

Good afternoon to all participants in WidePoint’s First Quarter 2013 Financial Results Conference Call. With me today are WidePoint’s Chairman and CEO, Steve Komar, and Chief Financial Officer, Jim McCubbin. Steve will provide an overview of the first quarter results and Jim will provide additional financial details. Then we will open the call to questions from participants.

Before I turn the call over to Steve, I’d like to remind all participants that during this conference call, any forward-looking statements are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions, including without limitation expressions using terminology may, will, believe, expect, plans, anticipates, predicts, forecasts, and expressions which reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks factors and uncertainties, including those discussed in the Risk Factors Section of WidePoint’s annual report on Form 10-K and its quarterly reports on Form 10-Q, and in other SEC filings and Company releases. Actual results may differ materially from any forward-looking statements due to such risks factors and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call, except as required by law.

I’d now like to turn the call over to WidePoint’s Chairman and CEO, Steve Komar, for opening remarks.

Steve Komar:                                  Thank you, David, and good day to everyone who has joined us this afternoon.

Continuing our past practice, I’d like to acknowledge and reaffirm our appreciation to each of you attending our quarterly Investor call and for your continued interest in WidePoint Corporation. I’m pleased to report that our first quarter performance met our overall goals and expectations. We’ve made a great deal of progress on several fronts since year end 2012 and I plan to share highlights of some of those with you on this call.

Our progress is characterized by our increasing margins, growing pipelines and reinvestment initiatives, all of which are consistent with the strategic focal points we’ve adopted and shared with you during earlier Investor calls. With 12 million in revenues and a minor net loss in the quarter, these results are primarily indicative of our goal of being less reliant on certain low margin business lines as well as delays in the government procurement process during this seasonably weak contracting quarter and finally to our active reinvestment and restructuring efforts.

Quite importantly we believe we remain on track for our full year 2013 revenue growth and performance goals. Adding some substance to our efforts, WidePoint recorded an increase of 300 basis points in its gross margin performance from 24% now up to 27% which indicates our strategic focus on emphasizing a migration to higher margin solutions and services.

I’ll leave the more analytical and detailed evaluation to Jim during his financial commentary, but wanted to highlight several points that support our earlier announced reinvestment strategies in support of accelerating our revenue growth trajectory.

Roughly 45 days ago at our year end 2012 Investor call, as those of you who attended that call may remember, I presented a detailed repositioning and reinvestment program that the Company, with the full support of its Board, had initiated at that time and would fully implement during 2013 to better prepare WidePoint to take advantage of the growth opportunities inherent in its target markets; to transition to an enterprise focus suite of solutions and services; and to expand both its market reach and its available resources. All to ensure that we would be able to deliver more aggressive revenue growth and higher margin growth rates in the years ahead.

I’m happy to report that all of those plans have been launched and are being implemented as we speak. More specifically by the end of the first quarter, we have more than doubled our on-staff sales and marketing resources and programs and continue to selectively add to insure a fully functioning, unified national sales and support capability.

We are also implementing our unified WidePoint branding strategy during the first half of 2013. We have developed and are bringing to market new product and solution sets that are currently being added to our marketing and sales portfolios. We have consolidated our finance organization and other administrative support functions to insure a cost-optimized WidePoint focus mindset. And finally and perhaps most importantly, we have continued down the path of challenging our Senior Management Team to think "outside the box" and migrate to a fully functional management structure in support of our enterprise-wide customer focus, featuring the delivery of an integrated solutions and services set to each of our target markets. Portions of the management transition have already been completed and I’m confident that it will be fully implemented prior to the end of this calendar year.

We have achieved these goals over a relatively short project cycle and increasingly will look to their impact in improving our performance over coming quarters and the years ahead. I think it’s important to emphasize that during the first quarter we invested significantly in these various initiatives and will continue to do so over the coming quarters. We advised earlier these programs would probably equate to a reinvestment of much, if not all, of our current earnings during 2013. Our positive EBITDA performance of over $150,000 in the quarter speaks well to our ability to successfully fund all of these initiatives from ongoing earnings and cash flow and avoid other less desirable funding alternatives.

Returning to the tactical for a little bit, I’d like to address some events and developments that we saw during the first quarter. Our Cyber Credentialing Product continued with its strong performance and traction during the quarter. The Transportation Workers Identity Contract continues to require incremental credentials in the range of 50,000 per month,with the follow-on TTAC contract offering the untapped potential of a user base with a multiple of over 20 times the currently credentialed base of 2.5 million users enrolled under TWIC contract.

On the telecommunications front, we have continued to add state and local market penetrations to our list of customers served under the Western States Contracting Alliance or WSCA contract characterized by successful implementations, demonstrated cost reduction performance and very strong customer word-of-mouth referrals and ensuing sales efforts, all are resulting in pipelines that are building with each passing month.

In addition, we are in final contract negotiation with a major multinational mobility services corporate customer to expand our comprehensive U.S. services provisions to full global coverage for their far flung organization. And we are demonstrating that support capability in the coming month in concert with a European-based alliance partner.

Also in the first quarter we began to roll out our new WidePoint Mobile Device Management Solution which has been met with high interest in the marketplace and, more gratifyingly, a growing pipeline of opportunities from both commercial and government markets. I’d remind you that the MDM opportunity alone is a very attractive one for us. That market is expected to quadruple in size to up to $1.8 billion over the next three years.

Our Mobile Security Management Solution currently in the development stage has been aggressively funded and is now entering testing and Q&A phases. We remain confident that this offering will become a competitively differentiated key critical component of our integrated solutions going forward.

Perhaps the most comforting indicator that I can offer right now is that we are seeing our pipelines expand across all our solutions and services lines. We had experienced some stagnancy in our commercial market offerings during the past two quarters but these are now in the process of recovering nicely. Additionally, and to the amazement of many, our government pipelines remain robust and actually have some breakout potential. As a perfect example, we have recently been notified of a major sole source award by a non DOD Federal Government Department for the provision of managed mobility support services that, due to its size, could prove transformative in nature to WidePoint Corporation. This award is working its way through the government contracting process and any further disclosure on our part unfortunately must await additional government releases.

With that, I’d like to turn the call over to Jim McCubbin, WidePoint CFO, for an in-depth discussion of our First Quarter Financial Results. We’ll then open up the call for your questions and comments.

Jim, the floor is yours.

Jim McCubbin:                             Hello everyone, and welcome to our call. The First Quarter Financial Results were to plan, delivering growth in the areas that we focused upon in providing a greater mix of higher margin services that were not fully offset by some of the follow ons and other revenues associated with the nominal effects brought about by the Federal Government’s sequestration efforts felt on some of the other revenue streams during the quarter.

As many of you are aware, financially, our first quarter and first half of the year tends to be lighter then our second half, as most of our sales and marketing efforts are conducted during this period of time. Given this and some of the recent pending awards that Steve just discussed, we believe we are on track for meeting a number of our goals and objectives for 2013 and are excited about turning these awards into recurring revenue streams.

Before I move on to the summary financial review, I would like to address our restructuring efforts. Steve has just updated you on our progress. As a result of these efforts, we have set out on a path to evolve the company. Given this, we are currently in the midst of developing new management structures and reporting that provides better visibility into what we are building and delivering to the marketplace. With these changes, we are no longer managing and recording our business on a segmented basis.

Over the coming quarters, you will be receiving better visibility into how we are positioning the business and our revenue streams into a more consolidated and packaged enterprise set of products and services. These changes are part of the realization of how quickly the marketplace is looking for solutions driven by the convergent benefits derived from the integration of telecom expense management, mobile device management and mobile security management, all areas that we have expertise and strong operational experience in delivering.

Now moving on and looking a bit more to our first quarter net revenues, we did witness a decrease in revenues of approximately 13% with revenues falling $1.7 million from approximately $13.7 million to $12 million. This comparison though is not quite apples to apples. As in last year’s first quarter, we realized most of this dip was as a result of an early award that conversely negatively affected our second quarter of 2012 in some way lifting our comparative performance. Factoring out this one-time early award from the equation and factoring in the reduction in some of the negative effects we realized for sequestration on our lower margin services, our performance from higher margin services actually improved. This is an important note to point out as much as the strategic efforts we are working on delivering is based upon the success of these strategically important higher margin revenue streams. This improvement is a positive indicator of the headway we are making and growing these services. Over the coming quarters, this also suggests that our integration efforts will drive a business model and platform that we believe would be highly scalable.

Now, in examining gross profit for the three months ended March 31st, 2013, we also witnessed an improvement with the Company recognizing $3.3 million or 27% of revenues as compared to approximately $3.3 million, same dollar amount or 24% of revenues for the three-month period ending March 31st, 2012. Gross margin improved about 300 basis points to 27% over last year. The improvement in gross profit as a percentage of revenue was caused by a greater sales mix of higher margin services that I’ve discussed in the revenue section.

As we continue to focus on expanding our product and service offerings in the 40 to 60% gross margin range, we believe that you continue to provide the margin growth. We believe we can attain with the further roll out of our improved integrated product offerings. That said, looking forward we can still expect some potential variability in margin growth but we are managing around it and longer term, we do expect our margins to continue to grow upwards into that 40 to 60% gross margin range as we focus more of growth and realize more of our growth from those product offerings.

In reviewing sales and marketing expense for the three-month period ended March 31st, 2013, we invested approximately $800,000 or 7% of revenues into this area as compared to approximately $600,000 or 5% of revenues for the three-month period ended March 31st, 2012. A significant portion of the increase in sales and marketing costs in the first quarter of 2013 included the effects of hiring of additional sales professionals, expanding direct marketing and branding expenses which we had planned for in our fiscal 2013 year.

We have continued this effort into the second quarter and are working on a number of positive actions, improving our government commercial sales outreach, our collateral in website, our infrastructure and channel development activities and so much more so we can capture a greater portion of the opportunities we are presently witnessing in the marketplace.

On a positive note, these are already yielding positive results as Steve has just informed you with the recent Material Federal Award and other awards he noted in his update. To profile another positive result that Steve touched upon and that we recently realized, I would like to note that our introduction of our TEM and MDM offerings converged at Interop and was very well received. We were sought out by many organizations to demonstrate the converged product offering and we captured over 100 qualified leads from many interested parties at just this event alone. We believe that as we expand our outreach, we will continue to witness a growing pipeline of opportunities that will ultimately drive our business model success.

Moving on, WidePoint did report a loss from operations of approximately $(125,000) in the first quarter of 2013, compared to income from operations of approximately $128,000 in the first quarter of 2012. This was predominantly a direct result of the continued investments we have and are making.

Our goal, as Steve had mentioned, was to provide a balanced investment approach to building the company around adjusted EBITDA this year. We accomplished that goal on a non-GAAP basis, adjusted EBITDA was approximately $163,000 after paying down debt and making investments. We also managed our working capital effectively with a slight reduction during the period of approximately $100,000 to $2.5 million during the quarter. We will need to continue to watch this and if we time it appropriately, we believe we should be able to deliver a very robust set of improved offerings with the tools that we have to work with at-hand.

So, in wrapping up in giving these events, we did realize a net loss of approximately $(35,000) in the first quarter of 2013 as compared to a net income of approximately $57,000 the first quarter of 2012. But out of that, we’ve made great strides, great improvements, great pipeline advancements, some notable awards. So, all in all, we consider this financially to be a successful transitionary period.

So, Steve, with that, back to you.

Steve Komar:                                 Thank you, Jim. I think without further ado, I’d like to now open the call to our listener’s questions and comments. Lilly, if you could you join and assist us in opening the call, I’d appreciate it.

Operator:                                       Thank you, Mr. Komar. We will now begin the Question and Answer session. As a reminder, if you have a question, please press the star, followed by the one on your touch-tone phone. If you would like to withdraw your question, please press the star, followed by the two. If you’re using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from the line of Mike Malouf with Craig-Hallum Capital Group. Please go ahead.

Mike Malouf:                                  Thanks guys. My first question is more of a definitional question. I’m wondering if you could just give us a sense of what you would define as transformative, as far as a side. I know you can’t talk about the actual deal but just to try to put it in perspective.

Steve Komar:                                  You know I think that is a fair question, Mike, and I think that I have to give you credit for asking it. Please understand my inability to respond in any specific form. I would say that, number one, we are always cautious. The process has to be completed. Number two, there is probably a phase in cycle of individual awards to different subsidiary departments. But the reality is the total billing potential is in excess of $100 or $200 million.

Jim McCubbin:                               Just in the hundreds of millions of dollars.

Steve Komar:                                  And we are probably in a very gray area right now, so I’d appreciate if you’d let me leave the stage with that comment.

Mike Malouf:                                  Fair enough. Why don’t I move to a question for Jim? You mentioned that you’re looking at, as you transition the Company, doing all of the—some of the strategic moves that you are doing, that you’re really targeting that 40 to 60% close margin run rate. It’s obviously a wide margin and a high margin but I’m just wondering if you could comment a little bit on timing and whether that is tied more to time as I just said or a particular revenue run rate. So, if you are doing a $100 million, do you get close to that or is it a $150 or $200 million? If you could just kind of give us some guidance about that that would be helpful. Thanks.

Jim McCubbin:                              All right, Mike. Well, what you are going to see with our segmentation going away, we are moving towards a singular platform. We are going to be reporting on revenues and the different kinds of revenue from the sales offerings that are under the singular platform of what we are providing. With that we will be starting to break that out by revenue stream, so, you’ll get a little bit better visibility as well. So, just overall, know that is coming down your way, quarter by quarter, as we define these mobile device management, mobile security management, you know, TEM and these aren’t segments but these are products that are also linked together.

With that, I think that would be very helpful for everybody’s modeling. Given that, you know, most of the revenues that we are chasing right now are in the 40 to 60% range for any incremental new revenues. The one potential sizeable award that is working its way through the system will probably represent half of high margin work and half of low margin work. We will be bifurcating that, okay, in the product mix, so you’ll be able to see it, okay and break it out. Depending on that, if—that is the only reason I’m not giving a specific answer at this point in time.

We do believe that a considerable amount of the revenues as we undertake this new work will be at greater margins. I think it will take us throughout the year and demonstrating the breakout of what that looks like by product service area and you’ll see it. I just—I can’t because of one of the events right now, I can’t really tell you exactly how it’s going to play out, okay?

Mike Malouf:                                  Got it. Thanks for taking my question.

Steve Komar:                                  Thank you, Mike.

Operator:                                        Ladies and gentlemen, if there any additional questions, please press the star followed by the one at this time. As a reminder, if you are using speaker equipment, you’ll need to lift the handset before making your selection.

Our next question comes from the line of Mark Jordan with Noble Financial. Please go ahead, sir.

Mark Jordan:                                     Good afternoon, gentlemen. I just went back to review the year end conference call notes and on that conference call you talked about two significant bids, federal bids, that you expected to hear by the end of the second quarter. Is the one that you’ve referred, the one large one that you referred to, one of those two bids and is the other one still outstanding?

Steve Komar:                                      The quick and dirty answer, Michael, is yes, it clearly was one of the two and the other one is still outstanding.

Mark Jordan:                                   Okay. Secondly, there’s somewhat of a cryptic comment about “working through the bureaucracy.” Is this one award that you’ve had? Is it an IDIQ that requires other cash to be granted or is there potentially a protest involved?

Jim McCubbin:                                   Right now, we would like to not comment on anything to do with it. We’ve been asked not to.

Mark Jordan:                                      Okay.

Jim McCubbin:                                   Right now it’s working its way through the system.

Mark Jordan:                                      Okay.

Steve Komar:                                     We’ve been assured we’ll know in one to two months max, probably less, and we’ve been asked to basically just remain quiet and I think we’d be very foolish to do anything other.

Jim McCubbin:                                   We are in a very good position with it right now, okay?

Mark Jordan:                                     Wonderful. Also in the last conference call, you sort tried to quantify the potential impact of sequestration and you felt that there was $1 to $5 million worth of potential revenue at risk. Is there any updating to that observation at the end of the fiscal year?

Jim McCubbin:                                  No, in fact, I think we realized about a million of it in the first quarter. So, I’d still say if we wanted to define it in 2013, we’ll probably see $2 to $4 million maybe, a little bit narrower. But we have other things offsetting it. But in the first quarter, nothing is awarded and it’s the quarter that everybody does sales and marketing, both commercially and federally. So…

Steve Komar:                                     Perhaps another way we can answer that for you, Mark, is to say that when we threw that number out there, it was in effect a sanity check or a test for us acknowledging that there was some risk but I think the more important thing is to-date, we have seen really little to nothing in the way of indications that that is real for us right now. Future quarters will tell. You know we are not oblivious to the fact that there was just an announcement in the DOD the other day that they were furloughing 800,000 civilian employees.

It’s kind of hard to imagine that that wouldn’t have an effect somewhere but what we are saying is, number one, we don’t service those employees with any of our products. But it’s hard to imagine that there isn’t some kind of downstream impact. I just can’t give you any clarity on it at this point.

Jim McCubbin:                             But, Mark, what is very interesting is the up-tick in the areas that we are working, because of the cost savings, is driving a lot of some of the things that are presently in play right now.

Mark Jordan:                                 Okay. I guess the last question for me is just looking at the selling expense, selling and marketing lines. In the absolute dollars, is there a sort of a rough idea of how much that will step up sequentially as the year evolves, because as I understood it, as revenues build, you are going to be increasing the investments in sales and marketing?

Jim McCubbin:                              Sales and marketing, we are looking at—because of the channels, we are making it a little bit more efficient but about a $2 million investment in sales and marketing. As you know, specifically we brought on—John Atkinson is the new EVP of Sales of Marketing and he has a really strong background in the identity management information assurance areas in both the commercial and federal marketplace.

With that, we’ve brought on a new Head of Federal Sales. In the first quarter, we’ve also brought on a new Head of Sales and Marketing Research and worked there and we’ve also identified and started bringing on a number of national sales reps and expanding our channels.

So, what we are trying to do is we are trying to work with what we have and spread this and stage it over the year and that is the most effective way to do it. It may slowdown revenue capture a little bit but it also is the best way we can, you know, manage around our working capital and our EBITDA and it’s just—it’s the best effective way for us to do it.

Mark Jordan:                                  Okay. Thank you very much.

Jim McCubbin:                               Thank you, Mark.

Operator:                                         Our next question comes from the line of Michael Potter with Monarch Group. Please go ahead.

Jim McCubbin:                               Hi, Mike.

Operator:                                        Mr. Potter, your line is open. Okay.

                                                        Our next question comes from the line of Mr. Steve Shaw with Sidoti & Company. Please go ahead.

Steve Shaw:                                     Hi, guys, how are you doing?

Steve Komar:                                  Hi, Steve, good afternoon.

Steve Shaw:                                    Did you guys mention any addition to headcount, sales and marketing efforts? I may have missed that.

Jim McCubbin:                             Yes, I just did. But what we did is, we are bringing on—we brought on a new Head of Sales and Marketing, John Atkinson. We brought on a new Head of Federal Sales. We brought on several national sales reps and in general right now working our channels and working our direct marketing. We also brought on a new Head of Sales and Marketing from the perspective of collateral website, research and targeting efforts.

So, we’ve been quite busy in making sure we could deploy the assets we can as soon in the year as we can so we can make sure that the pipeline is there. And we are—we are witnessing a tremendous up-tick in the pipeline activity.

Does that help, Steve?

Steve Shaw:                                     Yes. You guys still going to continue to add throughout the year like you previously stated?

Jim McCubbin:                              Yes. We are going to moderate it. We are doing it and we are trying to effectively manage it around in our working capital, okay?

Steve Shaw:                                      Okay.

Jim McCubbin:                               Anything else, Steve?

Steve Shaw:                                      No, I’m sorry, that’s it for me.

Jim McCubbin:                               Okay.

Operator:                                        Thank you. And there are no further questions at the queue at this time. Mr. Komar, please continue with any closing remarks you may have.

Steve Komar:                                That’s great. Thank you, Lilly. I’d like to close by conveying to our listeners just how excited we are about our opportunities for the remainder of 2013 and more so beyond. We believe we have the right products and solutions, we’re focused on exciting target markets and, increasingly, we have the personnel and resources to leverage and exploit those market opportunities, specifically as we continue to work, we extend our presence in our target markets particularly in commercial market space both in the U.S. and Internationally.

I’d like to thank you all for your time and interest in WidePoint. We fully appreciate your continued interest and hopefully your commitment to us and we will look forward to talking with you again on our next conference call in mid-August and in some cases even sooner as we continue our Investor Relations Outreach program with WidePoint’s upcoming presentations at the B. Riley Conference next week in Los Angeles and the Marcum MicroCap Conference in New York City on May 30th. On behalf of all of us here at WidePoint, thank you and have a great evening.

Operator:                                       Thank you, ladies and gentlemen. This concludes the WidePoint Corporation First Quarter 2013 Earnings Conference Call. Thank you for your participation. You may now disconnect.